Exhibit 99.1

SemGroup Energy Partners, L.P.’s General Partner Adds Board Member

Tulsa, Okla. — October 3, 2007 /BUSINESS WIRE/ –

SemGroup Energy Partners G.P., L.L.C., the general partner of SemGroup Energy Partners, L.P. (NASDAQ: SGLP) (“SemGroup Energy Partners”), has appointed Brian F. Billings as an independent director to its board of directors. He will chair the conflicts committee and also will serve on the audit and compensation committees.

Billings served as a director of Buckeye GP LLC, the general partner of Buckeye Partners, L.P. (NYSE: BPL), from its 1986 inception and as the chairman of its audit committee since 1999 until his resignation in September 2007. In addition, he was president of Buckeye GP LLC from 1986 to 1990.

“Brian’s expertise in the midstream industry and in master limited partnerships makes him the perfect addition to our board of directors,” said Kevin Foxx, SemGroup Energy Partners president and chief executive officer. “He is respected by our industry, and his insight will greatly benefit SGLP’s growth strategy.”

During Billings’ career, he also served as executive vice president of Williams Exploration Company and as president of Williams Energy Company, both of which are subsidiaries of The Williams Companies, Inc. Billings later was president of The Penn Central Corporation’s energy group which, through Buckeye Pipe Line Company, Buckeye Gas Products Company and other subsidiaries, engaged in natural gas and refined products transportation, natural gas liquids processing and marketing, oil and gas exploration, and refining operations. Billings has been a private investor since 2001.

SemGroup Energy Partners, L.P. (NASDAQ: SGLP) provides crude oil gathering, transportation, terminalling and storage services primarily in its core operating areas in Oklahoma, Kansas and Texas. A subsidiary of SemGroup, L.P. is the general partner of SemGroup Energy Partners. SemGroup Energy Partners owns and operates terminalling and storage facilities with approximately 6.7 million barrels of storage capacity, including approximately 4.8 million barrels of storage capacity located at the Cushing Interchange, two pipeline systems consisting of approximately 1,150 miles of pipeline, and tanker trucks used to gather oil at remote wellhead locations generally not covered by pipeline and gathering systems. The Partnership is based in Tulsa, Oklahoma. For more information, visit the Partnership’s Web site at www.SGLP.com.

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SGLP Investor Relations Information:	SemGroup Media Contact:
Brian Cropper	Susan Dornblaser
Toll Free Phone: 866.490.SGLP (7457)	Phone: 918.524.8365
Phone: 918.524.SGLP (7457)	E-mail: sdornblaser@semgrouplp.com
E-mail: investor@semgroupenergypartners.com